EXHIBIT 10.1

DEVELOPMENT LICENSE AND RESELLER AGREEMENT

This DEVELOPMENT LICENSE AND RESELLER Agreement (this “Agreement”), entered into by and between Sonasoft Corp., a California corporation with principal offices at 1735 N. First Street, Suite 110, San Jose, California 95112 (“Sonasoft”), and Information Visibility Technology, LLC, a limited liability company with principal offices at 2995 Woodside Rd., #400/113, Woodside, California 94062 (“IVT”), and is made as of this day of August 10, 2021 (the “Effective Date”). Sonasoft and IVT are each referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Sonasoft has developed, continues to develop and offers for license to clients and end users certain artificial intelligence (AI) and machine learning applications.

WHEREAS, IVT and Sonasoft intend to collaborate on the marketing and sale of AI applications implemented by Sonasoft using IVT data for sale by IVT to its customers (the “IVT Customers”) in accordance with the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

TERMS AND CONDITIONS

1. DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning set forth below:

(a) “Bot” means the Software solution delivering predictive insights with regards to a single business use case created using Sonasoft's AI platform SAIBRE to which IVT Customers in the United States healthcare market can subscribe through the Implementation Services.

(b) “IVT Contribution” means any Intellectual Property owned, possessed and/or developed independently by IVT that relates to the Bot, including but not limited to any IVT Data and certain business logic, business processes, domain logic, functional logic and functional processes devised, developed, designed, created or otherwise originating from IVT in connection with the creation of the Bot; provided, however, that “IVT Contributions” do not include the Platform or any Improvements to Licensed Software.

(c) “IVT Data” means data owned or otherwise possessed by IVT that is delivered or otherwise made available by IVT to Sonasoft for use in connection with the performance of the Parties’ obligations hereunder.

(d) “IVT Model” means the architecture, design and other unique features of Software to the extent derived from the integration of Licensed Software with IVT Data for the purpose of enhancing or training the Bot to process data; provided, however, that “IVT Model” excludes the Licensed Software and any Sonasoft Improvements thereto.

(e) “Implementation Services” means services relating to the implementation of Licensed Software and solutions, to be performed by Sonasoft, from time to time, as set forth on Schedule A.

(f) “Improvement” means any extensions, enhancements, derivative works (as defined in 17 U.S.C. § 101), improvements, or further developments to Licensed Software made independently by Sonasoft or by IVT following the Parties’ execution of this Agreement.

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(g) “Intellectual Property” means: (i) patents, (ii) trademarks, service marks, domain names, trade dress, trade names and other identifiers of source or goodwill, including the goodwill connected with the use thereof and symbolized thereby, (iii) copyrights, moral rights, works of authorship (including Software) and rights in data and databases, (iv) confidential and proprietary information, including trade secrets, know-how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals, extensions, reissues, divisions, continuations, continuations-in- part and reexaminations for any of the foregoing in (i)-(v), and (vi) all other proprietary rights.

(h) “IT Assets” mean websites, Software, servers, computers, hardware, firmware, middleware, networks, systems, workstations, data communications lines, routers, hubs, switches, magnetic, optical or electrical data storage devices, and all other information technology and communications equipment.

(i) “Law” means, with respect to a Party, applicable laws, collectively, including statutes, codes, rules, regulations, ordinances and orders of governmental authorities.

(j) “Licensed Software” means any Software (provided by or on behalf of Sonasoft to IVT pursuant to this Agreement for use by IVT Customers, subject to integration with or training by IVT Data and other modifications pursuant to the performance of Implementation Services. For the avoidance of doubt, Licensed Software shall include, but not be limited to, Sonasoft’s pre-existing or independently developed software, algorithms, models, databases, applications, interfaces, programs, software-as-a-service offerings, configurations, features, functionality, tools, website content, report formats, translations, techniques, inventions, processes, methods, analyses, improvements, concepts, know-how and trade secrets, all related documentation, materials and works of authorship, and any and all updates, modifications and enhancements thereto and derivative works thereof, howsoever made, and all copyrights, trademark rights, patent rights and other intellectual property rights therein. Licensed Software shall include any of the foregoing Software that becomes owned or controlled by Sonasoft in the performance of any work by or for Sonasoft independently of its performance of this Agreement.

(k) “Net Revenue” shall be the gross revenue generated from the sale or license of or subscription for the Bot to IVT Customers, less applicable sales taxes paid by IVT, distribution costs and other non-recurring expenses.

(l) “Personnel” of a Party shall mean that Party’s employees, officers, directors, members, agents, representatives, suppliers, consultants, contractors and subcontractors.

(m) “Platform” means the Licensed Software and the Implementation Services.

(n) “Software” means (i) computer programs, applications, systems and code, (ii) data and databases, whether machine-readable or otherwise, and (iii) development and design tools, library functions and compilers, and graphical user interfaces, together (in each case of (i)-(iii)) with all (x) bug or error fixes, patches, modifications, enhancements, updates, upgrades, corrections, replacement and successor products, new versions, new releases, and derivative works of, to or basedon any of the foregoing, (y) media, documentation and other works of authorship relating to or embodying any of the foregoing or on which any of the foregoing are recorded, and (z) copies and tangible embodiments of any of the foregoing in any form or media.

2. SERVICES

2.1 Sonasoft will provide the Implementation Services to create the Bot with the features and specifications mutually agreed upon by the parties.

2.2 In connection with the Implementation Services, Sonasoft will use commercially reasonable efforts to ensure that Sonasoft does not install, use, or execute any Destructive Elements on any IVT computers, servers, or hardware. A “Destructive Element” is any computer code or other technological device which (i) is intentionally designed to disrupt, disable, harm or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of a Licensed Service, or any other associated software, firmware, hardware, computer system or network (sometimes referred to as “viruses” or “worms”), (ii) would disable the Licensed Service or impair in any way its operation based on the elapsing of a period of time, exceeding an authorized number of copies, advancement to a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices), (iii) would permit Sonasoft, any Sonasoft personnel or any licensor or contractor to Sonasoft to access the Licensed Service to cause such disablement or impairment (sometimes referred to as “traps,” “access codes” or “trap door” devices), or (iv) contains any other similar harmful, malicious or hidden procedures, routines or mechanisms which would cause the Licensed Service or any other associated software, firmware, hardware, computer system or network to cease functioning or damage or corrupt data, storage media, programs, equipment or communications or otherwise interfere with operations.

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3. FEES

3.1 Development Fees. IVT shall pay a fixed fee of One Hundred Thousand Dollars ($100,000.00) for Proof of Concept (POC) Development (the “Development Fee”). $33,333 of the Development Fee shall be due within 30-days after the Effective Date, with the remainder due in 2 equal monthly instalments thereafter.

3.2 Revenue Share. In addition, commencing the Effective Date and throughout the Term, IVT shall pay to Sonasoft forty- five percent (45%) of any Net Revenue that IVT collects from the sale or license of or subscription for the Bot from IVT Customers (the “Revenue Share”).; provided, however, that the amount payable to Sonasoft for the first year after the Effective Date shall not be less than $1,000,000 (the “First Year Guaranteed Minimum”); provided further, that the amount payable to Sonasoft for the second year after the Effective Date shall not be less than $2,000,000 (the “Second Year Guaranteed Minimum”); and provided further that the amount payable to Sonasoft for the third year after the Effective Date shall not be less than $4,000,000 (the “Third Year Guaranteed Minimum,” and together with the First Year Guaranteed Minimum and the Second Year Guaranteed Minimum, the “Guaranteed Minimum Payments”).

3.3 Payment Schedule. IVT shall make an initial payment of $25,000 that will be applied towards the Revenue Share on October 31, 2021, and shall thereafter pay Sonasoft $50,000 on the last day of each month during the term of this Agreement, which such amounts to be applied towards the Revenue Share. A “True-Up” payment shall be made at the end of the fourth (4th) fiscal quarter of each year to meet the Guaranteed Minimum Payments for each given year as described in section 3.2.

3.4 Quarterly Revenue Reports. IVT shall calculate Sonasoft’s Revenue Share each fiscal quarter within thirty (30) days (the “Payment Period”) following the end of such fiscal quarter. At that time, IVT shall promptly send Sonasoft a statement indicating (a) IVT’s Net Revenue (date and amount) collected from each IVT Customer of the Licensed Solution during the respective fiscal quarter; and (b) the Revenue Share due and outstanding to Sonasoft during the respective Payment Period.

3.5 Reimbursements. IVT will reimburse Sonasoft for its expenses in connection with any and all services provided hereunder to the extent the expenses were pre-approved by IVT in writing.

3.6 Taxes. All fees payable under the Agreement are exclusive of tax. IVT will be responsible for sales and use taxes that government agencies assess against, or impose or levy directly upon IVT, and which are IVT’s obligation, with respect to the provision of any and all of the services provided herein. Sonasoft will be responsible for all other taxes, including taxes based on its income and personal property, as well as for the collection and payment of all withholding, unemployment, social security, unemployment insurance taxes and any other employment or payroll taxes or levies with respect to Sonasoft Personnel.

3.7 Right to Audit Fees and Charges. IVT shall keep and maintain full, accurate and detailed records regarding fees charged and/or monies owed to Sonasoft under this Agreement and IVT’s compliance with its payment obligations hereunder. Sonasoft and its representatives shall be entitled to review and audit IVT’s records from time to time for purposes of determining compliance with the billing and payment obligations of this Agreement. Any such audits shall be performed during IVT’s normal business hours by providing written notice to IVT at least ten (10) business days prior to such audit. If any such audit reveals an overcharge or underpayment by IVT to Sonasoft, IVT shall immediately pay to Sonasoft the amount of such overcharge or underpayment, as the case may be.

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4. REPRESENTATIONS AND WARRANTIES

4.1 Each of the Parties hereto represents and warrants to the other Party that: (1) it is duly organized, validly existing and in good standing under the Laws of its chartering jurisdiction; (2) it has the requisite power and authority to execute, deliver and perform its obligations under this Agreement; (3) it is duly licensed, authorized or qualified to do business and is in good standing in every jurisdiction in which a license, authorization or qualification is required for the ownership or leasing of its assets or the transaction of business of the character transacted by it, except where the failure to be so licensed, authorized or qualified would not have a material adverse effect on its ability to fulfill its obligations under this Agreement; (4) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the respective Party; (5) the execution, delivery, and performance of this Agreement does not violate, conflict with or cause a default under any material agreement, license, lease or other contract to which it is a party or by which it is bound; (6) no approval, authorization or consent of any governmental or regulatory authority is required to be obtained by it in order for it to enter into and perform its obligations under this Agreement; (7) it shall use qualified individuals in the performance of its respective obligations hereunder; and (8) it has all right, power, and authority to perform its respective obligations contemplated hereunder.

4.2 DISCLAIMER. EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4, THE PARTIES DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT.

5. INTELLECTUAL PROPERTY RIGHTS AND OWNERSHIP.

5.1 Ownership of Bot. As between the parties, subject to Sonasoft’s rights in and to the Sonasoft IP (as defined below) and Section 5.4, any interest in and to the Bot shall be the sole and exclusive property of IVT and constitute “works made for hire” under all applicable copyright, trademark, and similar or related statutes, regulations, or decisional law. To the extent that Sonasoft may have acquired any right, title or interest in or to the Bot, Sonasoft shall assign to IVT any and all such right, title and interest in and to the Bot.

5.2 Software and Service Usage Right; License to IVT Data.

(a) Implementation License. Each Party hereby grants to the other, during the Term, a non-exclusive, worldwide, royalty-free license, without any right to sublicense, to such Party’s Intellectual Property and Improvements, to include but not be limited to the IVT Data, Licensed Software, IVT Contributions and any Improvements thereto, solely for internal use and solely to the extent necessary in connection with the Implementation Services.

(b) License of IVT Data. IVT hereby grants to Sonasoft a non-exclusive, worldwide, non-transferable, non-sublicensable, right and license, during the Term, and such additional periods, if any, as Sonasoft is required to perform the Implementation Services under this Agreement, to use IVT Data, as IVT deems necessary and appropriate to perform the Implementation Services for the benefit of IVT and its Affiliates. Pursuant to the foregoing license, IVT covenants and agrees to provide Sonasoft with access to relevant IVT Data deemed necessary by both parties for the purpose of facilitating Sonasoft’s co- creation of use cases for IVT Models and maximized commercialization outcomes for the Bot.

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5.3 License Restrictions. IVT shall not (i) decompile, decode, disassemble, re-program, reverse engineer, or attempt to derive or access the source code of or otherwise attempt to derive or modify the Licensed Software, in whole or in part; (ii) access or use the Licensed Software in any improper or unauthorized manner or for any purpose that infringes, misappropriates, or otherwise violates any Intellectual Property Right or other right of any Person, or that violates any applicable Law, (iii) access or use the Licensed Software for purposes of competitive analysis of the Licensed Software, the development, provision or use of a competing software product or service or any other purpose that is to Sonasoft’s detriment or commercial disadvantage; or (iv) access or use the Licensed Software in any manner or for any purpose or application not expressly permitted by this Agreement.

5.4 Exclusive Channel. Sonasoft agrees that IVT shall be the exclusive distribution channel for providing the Bot in the United States healthcare market during the Term. In the event that any prospective customer shall initiate contact with Sonasoft with respect to the Bot in the United States healthcare market, Sonasoft shall refer such party to IVT and IVT shall use commercially reasonable efforts to promptly contact such prospective customer for the purposes of selling the Bot to such prospective customer. Notwithstanding the foregoing, if IVT fails to make any of the Guaranteed Minimum Payments, Sonasoft shall have a non- exclusive, worldwide, perpetual, irrevocable, royalty-free, transferable license to distribute and sell the Bot in the United States healthcare market directly to any third party, except those customers, contacts, or prospects as identified by IVT at the time of termination, and the obligation to refer such parties to IVT shall immediately terminate.

5.5 IVT Marks. IVT shall have the right to delete any Sonasoftcopyright or trademark notice appearing on a flash screen or other computer screen, or documentation and to relocate any other proprietary rights notices appearing on the Licensed Software or documentation. IVT shall provide a copyright notice in connection with the Bot. The Licensed Software, in its capacity as a component of the Bot, shall be “white- label” branded by IVT, at the discretion of IVT. Nothing in this Agreement grants to either party any license or right to use any trademark, tradename, service mark or logo of the other party, except as expressly provided in this Agreement. Neither party shall adopt, use or register any words, phrases or symbols which are identical to or confusingly similar to any trademark, tradename, service mark or logo of the other party.

6. TERM; TERMINATION

6.1 Initial Term. The term of this Agreement shall commence on the Effective Date and end on the third anniversary of the Effective Date (the “Initial Term”). For purposes of this Agreement, the “Term” shall mean the Initial Term as may be earlier terminated or renewed pursuant to the terms of this Agreement.

6.2 Extensions. Provided this Agreement has not been earlier terminated pursuant to the terms of this Section 6, this Agreement shall be automatically renewed for additional twelve-month periods (each, a “Renewal Term”) unless either party shall provide the other party with written notice of termination at least ninety (90) days prior to the expiration date for the Initial Term or Renewal Term, as applicable.

6.3 Termination For Cause. If either party fails to perform any of its material obligations under this Agreement and does not cure such failure within thirty (30) days (or any other cure period specifically set forth in the Agreement) after being given written notice specifying the nature of the failure, then the non- defaulting party may, by giving written notice to the other party, terminate this Agreement as of the date specified in such written notice of termination, or such later date mutually agreed to by the parties in writing, without prejudice to the non-defaulting party’s right to collect damages.

6.4 Termination For Insolvency. In addition to the termination rights set forth in this Section 6, subject to the provisions of Title 11, United States Code, if either Party becomes or is declared insolvent or bankrupt, is subject to any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the composition, extension, or readjustment of all or substantially all of its obligations, or is subject to regulatory sanction by any Federal Regulator, then the other party may, by giving written notice to such party, terminate this Agreement as of a date specified in such notice of termination; provided that the foregoing shall not apply with respect to any involuntary petition in bankruptcy filed against a party unless such petition is not dismissed within sixty (60) days of such filing.

6.5 Effect of Termination. Notwithstanding termination of this Agreement for any reason (except for termination by Sonasoft for nonpayment of undisputed due amounts by IVT), Sections 3.7, 4, 5.1, 5.3, 6.5, 7, 8, 9 and 11 shall survive any termination of this Agreement.

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7. LIMITATION OF LIABILITY

7.1 No Indirect Damages. WITH THE EXCEPTION OF LIABILITY ARISING UNDER SECTION 7.3, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY (NOR TO ANY PERSON CLAIMING RIGHTS DERIVED FROM THE OTHER PARTY’S RIGHTS) IN CONTRACT, TORT, (INCLUDING NEGLIGENCE) OR OTHERWISE, FOR INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF ANY KIND INCLUDING LOST PROFITS, LOSS OF BUSINESS, OR OTHER ECONOMIC DAMAGE, AND FURTHER INCLUDING INJURY TO PROPERTY, AS A RESULT OF BREACH OF ANY WARRANTY OR OTHER TERM OF THIS AGREEMENT, INCLUDING ANY FAILURE OF PERFORMANCE, REGARDLESS OF WHETHER THE PARTY LIABLE OR ALLEGEDLY LIABLE WAS ADVISED, HAD OTHER REASON TO KNOW, OR IN FACT KNEW OF THE POSSIBILITY THEREOF. SECTION 7.1 SHALL NOT APPLY WITH RESPECT TO ANY DAMAGES THAT CONSTITUTE INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES OF A THIRD PARTY IN CONNECTION WITH A CLAIM FOR WHICH A PARTY HAS AN INDEMNIFICATION OBLIGATION PURSUANT TO SECTION 8.

7.2 Limitation on Direct Damages. WITH THE EXCEPTION OF (A) IVT’S PAYMENT OBLIGATIONS UNDER THIS AGREEMENT, (B) A PARTY’S INDEMNIFICATION OBLIGATIONS FOR THIRD PARTY CLAIMS, (C) CLAIMS ARISING FROM A PARTY’S FAILURE TO COMPLY WITH LAWS APPLICABLE TO IT, (D) EITHER PARTY’S BREACH OF THEIR OBLIGATIONS UNDER SECTION 9 (CONFIDENTIALITY), AND (E) A PARTY’S FRAUD OR WILLFUL MISCONDUCT (COLLECTIVELY, THE “EXCLUSIONS”), EITHER PARTY’S TOTAL LIABILITY FOR ANY CLAIM OF ANY TYPEWHATSOEVER, ARISING OUT OF THE AGREEMENT, WILL BE LIMITED TO PROVEN DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE GREATER OF (i) ONE MILLION DOLLARS ($1,000,000) OR (ii) THE AMOUNT PAID OR PAYABLE BY IVT TO SONASOFT FOR THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE THE CLAIM AROSE. AS IT RELATES TO THE EXCLUSIONS, IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER EXCEED THE GREATER OF (i) TEN MILLION DOLLARS ($10,000,000), OR (ii) THE AGGREGATE AMOUNT PAID OR PAYABLE BY IVT UNDER THIS AGREEMENT THROUGH THE DATE WHEN SUCH LIABILITY AROSE, WHETHER IN CONTRACT, TORT, UNDER ANY WARRANTY OR ANY OTHER THEORY OF LIABILITY.

7.3 THE PRECEDING LIMITATIONS AND EXCLUSIONS IN SECTION 7.1 AND SECTION 7.2 DO NOT APPLY TO THE EXTENT TO WHICH A PARTY’S LIABILITY ARISES OUT OF OR IS RELATED TO A PARTY’S FRAUD OR WILLFUL MISCONDUCT, INCLUDING ANY WILLFUL MISCONDUCT BY A PARTY AS IT RELATES TO SECTION 5.3.

8. INDEMNIFICATION.

8.1 IVT shall indemnify Sonasoft from, defend, indemnify and hold Sonasoft harmless against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) incurred by Sonasoft and any of its directors, officers, employees or agents as a result of any claim, demand, action or suit brought by a third party arising out of or relating to: (i) any material breach of this Agreement by IVT or IVT customers; (ii) unauthorized use of the Sonasoft Implementation Service, Licensed Software or Improvements thereof by IVT or IVT Customers, (iii) any claim by any entity other than the Parties or any Affiliates of the Parties (a “Third Party”) that the IVT’s trademarks or any other related IVT branding or marketing materials or Intellectual Property of IVT infringe upon any U.S. patent, or a registered copyright, or trademark, or any trade secret of a Third Party; (iv) any claims resulting entirely from Sonasoft’s authorized use of any and all IVT Data; (v) work-related injury or death caused by IVT or its employees or agents; (vi) tangible personal or real property damage resulting from IVT’s acts or omissions; and (vii) any failure to comply with Laws applicable to IVT.

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8.2 Sonasoft shall indemnify IVT from, defend, indemnify and hold IVT harmless against any and all liabilities, losses, costs, damages, fees or expenses (including reasonable legal expenses and attorneys’ fees) incurred by IVT and any of its directors, officers, employees or agents as a result of any claim, demand, action or suit brought by a third party arising out of or relating to: (i) any material breach of this Agreement by Sonasoft; (ii) any claim by any Third Party that the Licensed Software or Implementation Services infringe upon any patent, copyright, trademark, trade secret or other intellectual property rights of a Third Party; (iii) work-related injury or death caused by Sonasoft, its employees, or agents; and (iv) tangible personal or real property damage resulting from Sonasoft’s acts or omissions; and (v) any failure to comply with Laws applicable to Sonasoft.

8.3 Indemnification Procedures. The indemnification obligations of an Indemnifying Party (as defined below) with respect to a claim are contingent upon: (i) the Indemnified Party promptly notifying the Indemnifying Party in writing of the claim; (ii) the Indemnifying Party having sole control over the defense and settlement of the claim; (iii) the Indemnified Party reasonably cooperating with the Indemnifying Party during defense and settlement efforts with respect to the claim; and (iv) the Indemnified Party not making any admission, concession, consent judgment, default judgment or settlement of the claim or any part thereof without the prior written consent of the Indemnifying Party, which the Indemnifying Party will not delay or withhold unreasonably. An “Indemnified Party” is a party that is entitled to be indemnified under the Agreement. The “Indemnifying Party” is the party that is subject to an indemnification obligation under the Agreement.

9. CONFIDENTIALITY

9.1 Confidential Information. “Confidential Information” means all documents, software, reports, data, records, forms and other materials obtained by one party (the “Receiving Party”) from the other party (the “Disclosing Party”) in the course of performing the services contemplated hereunder: (a) that have been marked as confidential; (b) whose confidential nature has been otherwise made known by the Disclosing Party to the Receiving Party in writing; or (c) that due to their character and nature, a reasonable person under like circumstances would treat as confidential. Notwithstanding the foregoing, “Confidential Information” shall not include: (i) information which is or becomes publicly available (other than by the Receiving Party) without breach of this Agreement; (ii) information independently developed by the Receiving Party as evidenced by written records; (iii) information received from a Third Party not under a confidentiality obligation to the Disclosing Party; or (iv) information already in the possession of the Receiving Party without obligation of confidence.

9.2 The Receiving Party shall maintain as confidential and shall not disclose (except to those employees, contractors, consultants, attorneys, accountants and other advisors (collectively, “Representatives”), who have a right to use or a need to know such information in connection with this Agreement, and who have been informed of the confidentiality obligations hereunder and are subject to obligations of confidentiality to the Receiving Party, copy, or use for purposes other than the performance of this Agreement, any Confidential Information of the Disclosing Party. The Receiving Party shall be responsible for any violation of this Section 8 by its Representatives. Each Party must protect the other’s Confidential Information with the same degree of care used to protect its own Confidential Information, but in no event may either party use less than a reasonable standard of care in connection with the preservation of the other’s Confidential Information.

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9.3 Nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information as necessary pursuant to the lawful requirement by any subpoena, summons, order or other judicial process, provided that promptly following receipt of any order compelling such disclosure, the Receiving Party has notified, to the extent not prohibited by Law, the Disclosing Party in writing of such requirement to disclose and has cooperated with the Disclosing Party’s, at the Disclosing Party’s cost and expense, reasonable, lawful efforts to resist, limit or delay disclosure, in each case except to the extent that the circumstances of such compelled disclosure make such notice and/or cooperation impossible. Notwithstanding the foregoing, nothing herein shall prevent the Receiving Party from disclosing any of the Disclosing Party’s Confidential Information if, and to the extent, such disclosure was specifically approved by the Disclosing Party, in writing, prior to such disclosure by the Receiving Party.

9.4 At the end of the Term, or upon the prior termination of the Agreement, each Party will destroy all Confidential Information of the other in a manner designed to preserve its confidentiality, or, at such party’s written request and expense, return it to the Disclosing Party.

9.5 The Receiving Party acknowledges that the Disclosing Party’s Confidential Information is deemed the exclusive property of the Disclosing Party. The Disclosing Party’s disclosure of the Confidential Information does not constitute an express or implied grant to the Receiving Party of any rights to or under the Disclosing Party’s patents, patent applications, copyrights, trade secrets, trademarks or other Intellectual Property rights.

10. COMPLIANCE WITH LAW

10.1 Compliance by Sonasoft. In performing and providing the Implementation Services and Sonasoft’s other obligations under this Agreement, Sonasoft shall comply with all Laws applicable to it in its capacity as information technology services provider. However, Sonasoft is not responsible for compliance with any Laws applicable to IVT or IVT’s industry that are not generally applicable to Sonasoft in its capacity as a vendor or information technology service provider to IVT. Sonasoft shall obtain all licenses and consents, and pay all fees, required by applicable Law for Sonasoft to fulfill its obligations, and for IVT to exercise therights and licenses granted, under this Agreement.

10.2 Compliance by IVT. In performing and providing its obligations under this Agreement, IVT shall comply with all applicable Laws, including all applicable Laws governing personally identifiable information and the import and export of the Implementation Services and Software. IVT shall obtain all licenses and consents, and pay all fees, required by applicable Law for IVT to fulfill its obligations, and for Sonasoft to exercise the rights and licenses granted, under this Agreement. IVT shall notify Sonasoft promptly if IVT, its Personnel or any of its Authorized Persons who receive Confidential Information of Sonasoft receive any complaint from any Person (including a Governmental Authority) relating to IVT’s or its Authorized Persons’ actual or alleged failure to comply with any Laws applicable to this Agreement. At Sonasoft’s request, IVT shall cooperate with Sonasoft and any other person in connection with any audit of either Party under applicable Law.

11. MISCELLANEOUS PROVISIONS

11.1 Notices. Except as otherwise specified in the Agreement, all notices, requests, approvals, consents and other communications required or permitted under this Agreement shall be in writing and shall be personally delivered or sent by (i) first class U.S. mail, registered or certified, return receipt requested, postage pre-paid; or (ii) U.S. express mail, or other, similar overnight courier service to the address specified below. Notices shall be deemed given on the day received by the party to whom the notice is addressed.

In the case of IVT:	Information Visibility Technology 2995 Woodside Rd. #400/113 Woodside, CA 94062 Attn: Chris Shaw

In the case of Sonasoft:	Sonasoft Corp. 1735 N. First Street, Suite 103 San Jose, CA 95112

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11.2 Headings. Headings in this Agreement are for reference purposes only and shall not affect the interpretation or meaning of this Agreement.

11.3 References. In this Agreement, references and mention of the word “includes” and “including” shall mean “includes, without limitation” and “including, without limitation,” as applicable.

11.4 Interpretation. In the event of a conflict between the general terms and conditions and the terms of any exhibits and schedules attached hereto, the terms of the schedules and exhibits shall prevail and control the interpretation of the Agreement. The exhibits and schedules together with the general terms and conditions shall be interpreted as a single document.

11.5 Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together constitute one and the same agreement.

11.6 Assignment. This Agreement may not be assigned by either party, by operation of Law or otherwise, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided that either Party may freely assign this Agreement (i) in connection with a merger, corporate reorganization or sale of all or substantially all of its assets, stock or securities, or (ii) to any entity which is a successor to the assets or the business of the respective Party. Each Party expressly acknowledges that it has not relied upon any representation, warranty, condition, inducement, or understanding other than those expressly set forth in this Agreement, and expressly waives any and all claims of any such reliance.

11.7 Waiver. No delay or omission by either party to exercise any right or power it has under this Agreement shall impair or be construed as a waiver of such right or power. A waiver by any party of any breach or covenant shall not be construed to be a waiver of any succeeding breach or any other covenant. All waivers must be in writing and signed by the party waiving its rights.

11.8 Severability. If any provision of this Agreement is held by court or arbitrator of competent jurisdiction to be contrary to Law, then the remaining provisions of this Agreement will remain in full force and effect.

11.9 No Third-Party Beneficiaries. Each Party intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of, any person or entity other than the Parties hereto.

11.10 Force Majeure. Notwithstanding any provision contained in this Agreement, neither Party shall be liable to the other to the extent fulfillment or performance of any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders; wars; acts of enemies; strikes; lack of available resources from persons other than the Parties to this Agreement; labor disputes; electrical equipment or availability failure; fires; floods; acts of God; federal, state or municipal action; statute; ordinance or regulation; or, without limiting the foregoing, any other causes not within its control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. This clause shall not apply to the payment of any sums due under this Agreement by either Party to the other.

11.11 Construction. Sonasoft and IVT each acknowledge that the limitations and exclusions contained in this Agreement have been the subject of active and complete negotiation between the Parties and represent the Parties’ voluntary agreement based upon the level of risk to IVT and Sonasoft associated with their respective obligations under this Agreement and the payments to be made to Sonasoft and the charges to be incurred by Sonasoft pursuant to this Agreement. The Parties agree that the terms and conditions of this Agreement shall not be construed in favor of or against any Party by reason of the extent to which any Party or its professional advisors participated in the preparation of this document.

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11.12 Waiver of Jury Trial. Each of IVT and Sonasoft hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect of any litigation based on, or arising out of, under, or in connection with, this Agreement or any course of conduct, course of dealing, statements (whether verbal or written), or actions of Sonasoft or IVT, regardless of the nature of the claim or form of action, contract or tort, including negligence.

11.13 Governing Law and Dispute Resolution. The Agreement shall be governed by the Laws of the state of California, without regard to internal principles relating to conflict of Laws.

11.14 Entire Agreement; Conflict. This Agreement (including all Schedules to this Agreement) constitutes the sole, final and entire agreement, and supersedes any prior or contemporaneous statements or agreements, whether written or oral, between the Parties with respect to its subject matter.

11.15 Amendment. This Agreement may be amended or modified only by a written instrument signed by each Party’s authorized representative.

[Signature left blank]

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IN WITNESS WHEREOF, the parties have caused this Development License and Reseller Agreement to be executed on their behalf as of the date first above written.

SONASOFT CORP.		INFORMATION VISIBILITY TECHNOLOGY

By:	/s/ Mike Khanna	By:	/s/ Chris Shaw
Name:	Mike Khanna	Name:	Chris Shaw
Title:	CEO	Title:	Director

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SCHEDULE A

1. Sonasoft Implementation Services

1.1.	Sonasoft shall provide Licensed Software and the Implementation Services to IVT as further described in this Schedule.

1.2.	The Licensed Software shall contain the following minimum features and functions:

1.2.1.	The Licensed Software shall be integrated fully into IVT’s solution in IVT’s dedicated environment.

1.2.2.	The Licensed Software shall contain IVT’s chosen branding, colors, logos, icons, naming standards, URL’s and any other features or functions mutually agreed upon by the parties.

1.2.3.	The Licensed Software shall be fully compliant with all IVT compliance and information security standards as provided to Sonasoft from time to time.

1.2.4.

Licensed Software shall be developed such that any data or information necessary for the Licensed Software to function and produce the output as described in any documentation shall be hosted entirely within IVT’s dedicated environment.

1.2.5.	The features and functions of the Licensed Software, and all output produced, created, or derived therefrom, shall comply with all applicable Law.

2. Sonasoft Contributions:

2.1.	Development and Installation –

2.1.1.

Subject to compliance with the terms and obligations of the Agreement, Sonasoft shall, perform all services necessary to develop, implement and install the Licensed Software in IVT’s dedicated environment, in accordance with IVT’s specifications as communicated to Sonasoft in writing from time to time.

2.1.2.

Acceptance. The Parties shall set forth a test plan and success criteria prior to commencement of Licensed Software implementation. Following delivery of the fully implemented and installed Licensed Software as contemplated by this Agreement, IVT shall have a thirty (30) day period to conduct all necessary testing and analysis (the “Acceptance Period”) for purposes relating to the implementation of each AI App that is delivered as Licensed Software. During such period, IVT shall provide written notice setting forth in reasonable detail any defects in the Licensed Software relating to the specifications, and Sonasoft shall correct such defect(s) and will bear any costs associated with correcting a deficiency in the Licensed Software; provided that such defects are limited to defects in the specifications agreed in writing. Acceptance of the Licensed Software will occur as follows: if IVT does not provide a written notice of a defect then upon expiration of the Acceptance Period (or within ten (10) days following Sonasoft’s correction of the last reported defect pursuant to the terms herein if beyond the Acceptance Period) the Licensed Software shall be deemed to have been accepted by IVT, or when such defects have been cured by Sonasoft, IVT shall provide written confirmation of acceptance of each AI App (“Acceptance”). In case a defect in the Licensed Software exists following Sonasoft’s attempted remedy, the above process shall be repeated.

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2.2.

Maintenance – Sonasoft shall timely perform all services necessary to maintain the performance, features and functions, legal and regulatory compliance of the Licensed Software consistent with the terms of this Agreement including, but not limited to, all service level commitments, minimum features and functions, bi-annual performance testing, and compliance with all applicable Law. IVT shall, at its own cost, timely perform all services necessary to maintain the performance, features and functions, legal and regulatory compliance of its hosting environment and related integration consistent with the terms and use contemplated under this Agreement.

2.3.

Client Installation – Sonasoft shall timely provide all services reasonably requested by IVT to facilitate the implementation of IVT Customers to the Licensed Software. IVT’spayment of the fees set forth in Section 3.2 shall be sufficient for all services necessary to beperformed by Sonasoft in order to fulfill its obligations set forth herein.

3. IVT’s Contributions:

3.1

Provide a secure environment for Sonasoft to implement Licensed Software solutions based upon access in the environment to relevant IVT data. During the implementation process, Sonasoft will make protecting IVT data its primary responsibility and will avoid taking IVT Data out of the IVT lab without written permission. IVT and Sonasoft will alsowork on roadmap direction, new product direction, marketing, and advanced AI mentoring and overall data intelligence direction.

3.2	Sell the Bot to existing customer base and ensure that training and marketing materials are made available to sales staff pursuant to the IVT marketing plan (“Marketing Plan”).

3.3

IVT acknowledges the Parties extensive efforts to co-create use cases for IVT Models and the Bot for purposes of maximizing commercialization of the Bot. IVT shall be responsible for marketing and distributing the Bot. IVT shall cooperate in the development of a business plan and marketing plan, and cooperate in working with Sonasoft, from time to time and in good faith, to ensure the Parties’ maximum commitment to implementations of Licensed Software and further marketing efforts to ensure IVT customers’ knowledge of and access to the Bot.

3.4	Host the Licensed Software and Bot within IVT’s dedicated environment.

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